Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 21, 2025, relating to the consolidated financial statements and schedule of Ashford Hospitality Trust, Inc. appearing in its Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ BDO USA, P.C.

Dallas, Texas

June 11, 2025